Exhibit 99.1

FOR IMMEDIATE RELEASE

BESTWAY, INC. ANNOUNCES FISCAL 2005 SECOND QUARTER RESULTS

Same Store Revenues Up 4.1%

(Dallas, Texas – March 29, 2005) Bestway, Inc. (Pink Sheets: BSTW), today released financial results for its second quarter ended January 31, 2005.

For the three months ended January 31, 2005, revenue increased 4.5% to $9,994,453, compared to $9,564,193 for the second quarter of last year. Same store revenues (revenues earned in stores operated for the entirety of both periods) increased 4.1% in the quarter. During the second quarter of 2005, the Company opened one new store location. Net earnings decreased to a loss of $8,557, or $(.01) per share on a diluted basis, compared to income of $159,208, or $.09 per share on a diluted basis a year ago. The Company’s quarterly decline in net earnings resulted primarily from transitioning to a more aggressive value-pricing model offering customers the lowest total cost of ownership implemented during the fiscal fourth quarter of 2004, as well as operating losses of $39,022 from one new store location. As a result of the Company’s value-pricing model, depreciation of rental merchandise increased $311,673, or 16.7%. It is anticipated that continued revenue increases, combined with future cost savings in key areas will result in continued improvement in our profitability over time.

For the six months ended January 31, 2005 revenue increased 4.3% to $19,424,993, compared to $18,623,221 for the six months ended January 31, 2004. Same store revenues increased 3.8% in the six months. Net earnings for the six month period ended January 31, 2005 decreased to a loss of $141,086, or $(.08) per share on a diluted basis, compared to income of $223,713, or $.12 per share on a diluted basis a year ago.

“Our value-pricing model continues to perform very well,” commented David A. Kraemer, President and Chief Executive Officer. “Growth in agreements and customers has been well within our expectations and we’re seeing continued strong results in revenue growth. While our earnings were affected with higher depreciation, we feel this is short term and anticipate future cost savings in key areas, combined with continued revenue increases will result in improved bottom lines.”

On November 19, 2004, the Company filed its Schedule 13E-3 and preliminary proxy statement in connection with the upcoming annual meeting of the stockholders of the Company. At such meeting, the stockholders of the Company will vote upon, among other things, an amendment to the Company’s Amended and Restated Certificate of Incorporation, which, if approved, would result in a 1-for-100 reverse stock split, such that stockholders owning less than 100 shares of Common Stock will have such shares cancelled and converted into the right to receive payment of cash, at a rate of $13.00 per each pre-split share of Common Stock, immediately followed by a 100-for-1 forward stock split. The Company is currently awaiting completion of the SEC review of its Schedule 13E-3 and proxy statement before proceeding with the reverse/forward stock split. All stockholders will receive a definitive proxy statement once the SEC has completed its review process.

Bestway, Inc. owns and operates a total of seventy rent-to-own stores located in the southeastern United States. These stores generally offer high quality brand name merchandise such as home entertainment equipment, appliances, furniture and computers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period.

This press release and the guidance above contain various “forward-looking statements” that involve risks and uncertainties. Forward-looking statements represent the Company’s expectations or beliefs concerning future events. Any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, (i) the ability of the Company to open or acquire additional rental-purchase stores on favorable terms, (ii) the ability of the Company to improve the performance of such acquired stores and to integrate such opened or acquired stores into the Company’s operations, (iii) the impact of state and federal laws regulating or otherwise affecting rental-purchase transactions, (iv) the impact of general economic conditions in the United States and (v) the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the rental-purchase industry in particular. Undue reliance should not be placed on any forward-looking statements made by or on behalf of the Company as such statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise.

Contacts for Bestway, Inc.

Beth A. Durrett

Chief Financial Officer

(214) 630-6655

bdurrett@bestwayrto.com

David A. Kraemer

President and Chief Executive Officer

(214) 630-6655

dkraemer@bestwayrto.com

BESTWAY, INC.

SELECTED BALANCE SHEET DATA

	(Unaudited)
	January 31, 2005	July 31, 2004
Cash and cash equivalents	$700,789	$692,476
Prepaid expenses and other assets	247,054	243,619
Rental merchandise, net	14,380,860	13,946,095
Property and equipment, net	2,099,950	2,235,985
Total assets	19,624,173	19,375,622

Accounts payable	1,430,158	606,009
Debt	8,324,609	8,433,907
Total liabilities	11,017,260	10,657,088
Stockholders’ Equity	8,606,913	8,718,534

BESTWAY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2005	2004	2005	2004
Revenues:
Rental and fee income	$9,474,675	$9,107,900	$18,528,630	$17,836,089
Sales of merchandise	519,778	456,293	896,363	787,132

	9,994,453	9,564,193	19,424,993	18,623,221

Cost and operating expenses:
Depreciation and amortization:
Rental merchandise	2,174,321	1,862,648	4,218,811	3,621,819
Other	258,687	308,540	530,673	636,981
Cost of merchandise sold	343,257	333,997	607,430	588,874
Salaries and wages	2,925,223	2,772,879	5,781,583	5,414,204
Advertising	497,043	454,715	982,293	918,604
Occupancy	643,014	632,683	1,311,171	1,250,953
Other operating expenses	3,029,272	2,792,969	5,894,385	5,532,408
Interest expense	130,405	136,396	257,606	289,210
Loss on sale of property and equipment	6,923	14,225	67,126	11,653

	10,008,145	9,309,052	19,651,078	18,264,706

Income (loss) before income taxes	(13,692)	255,141	(226,085)	358,515

Income tax (benefit) expense	(5,135)	95,933	(84,999)	134,802

Net income (loss)	$(8,557)	$159,208	$(141,086)	$223,713

Basic net income (loss) per share	$(0.01)	$0.09	$(0.08)	$0.13

Diluted net income (loss) per share	$(0.01)	$0.09	$(0.08)	$0.12

Weighted average common shares outstanding	1,687,405	1,681,089	1,685,639	1,679,880

Diluted weighted average common shares outstanding	1,687,405	1,825,787	1,685,639	1,831,179